UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2011

SILGAN HOLDINGS INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-22117	06-1269834
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4 Landmark Square, Stamford, Connecticut	06901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (203) 975-7110

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8—Other Events

Item 8.01.	Other Events.

On March 1, 2011, Silgan Holdings Inc., or Silgan, issued a press release announcing that it had completed its previously announced acquisition of the metal can business, or the Business, of Vogel & Noot Holding Aktiengesellschaft, a stock corporation organized under the laws of Austria. The purchase price for the Business (including preliminary post-closing adjustments) was €260 million (or approximately $358.8 million at exchange rates in effect on March 1, 2011), which includes assumed net indebtedness of approximately €31.7 million (or approximately $43.7 million at exchange rates in effect on March 1, 2011).  The purchase price is subject to certain adjustments for the net debt and financial performance of the Business.

The Business will operate under the name Silgan Metal Packaging and will continue to be headquartered in Vienna, Austria.  Silgan Metal Packaging will operate 12 can manufacturing plants throughout Central and Eastern Europe, with three additional plants to become operational in the near term.

Silgan funded the purchase price for this acquisition through Euro denominated revolving loan borrowings under its senior secured credit facility.

Silgan also announced in the press release that it completed its acquisition of the twist-off closure business of DGS S.A. in Poland. This business, which was acquired for €15.8 million (or approximately $21.7 million at exchange rates in effect on March 1, 2011), will operate as part of the Silgan White Cap Europe business headquartered in Hannover, Germany and will be integrated into Silgan’s existing metal closure operations.

A copy of the press release is furnished herewith and attached hereto as Exhibit 99.1.

Section 9—Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.                                                                Description

99.1
Press Release, dated March 1, 2011, announcing that Silgan completed its acquisitions of the Vogel & Noot metal can business in Central and Eastern Europe and the twist-off closure business of DGS S.A. in Poland.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILGAN HOLDINGS INC.

By:	/s/ Frank W. Hogan, III
Frank W. Hogan, III
Senior Vice President, General Counsel and Secretary

Date: March 4, 2011

INDEX TO EXHIBITS

Exhibit No.                                                               Description

99.1
Press Release, dated March 1, 2011, announcing that Silgan completed its acquisitions of the Vogel & Noot metal can business in Central and Eastern Europe and the twist-off closure business of DGS S.A. in Poland.

4